 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2016

FINDEX.COM, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-29963	88-0378462
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1313 South Killian Drive, Lake Park, FL	33403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(561) 328-6488

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations.

Item 1.01 Entry into a Material Definitive Agreement.

On September 14, 2016, Findex.com, Inc. (the “Company,” “we,” “us,” “our”) entered into a certain operating agreement (the “Operating Agreement”) pursuant to which we became the holder of (what currently constitutes) a 25% equity (membership) interest in a newly formed, closely held private Florida limited liability company, Advanced Nanofibers LLC (“Advanced”). The membership interest in Advanced was acquired in exchange for a capital contribution in cash by us to Advanced in the amount of $1,000. Advanced was otherwise capitalized with contributions in cash totaling $3,000 by the other two parties to the Operating Agreement, Nanotech Fibers LLC (“Nanotech”) and EnVont, LLC (“Envont”), both Florida limited liability companies.

Nanotech is a recently organized, Florida based, closely held, private firm engaged in various strategic pursuits within and surrounding the nanotech materials industrial sector. A 25% minority stake in Nanotech is owned by a newly formed, closely held, Florida limited liability company, August Center Street Holdings, LLC, an entity 75% majority owned and controlled, individually, by our president and chief executive officer, Steven Malone.

EnVont is a Florida based developer and marketer of proprietary nanotechnology-based materials and coatings focused on protective thin films, smart coatings and multi-functional particles.

Advanced was formed by the collaboration of Nanotech, EnVont, and the Company for the purposes of exploiting, principally on a non-operational, holding company basis, the member’s respective and collective proprietary technologies, technological resources, advanced manufacturing capabilities, and strategic relationships in order to efficiently produce and globally market a broad array of enhanced, manufacture-ready macro-, micro-, and nano-fiber and nano-particle based materials. Although there can be no assurance, it is believed by our management that the minority interest acquired by us in Advanced may position us favorably in the forefront of what is expected to be a rapidly developing market for these materials and one with promising economic potential, both near- and long-term.

In addition to their respective capital contributions, each of Nanotech, Envont, and the Company have committed to contribute certain services integral to the pursuit of Advanced’s business objectives. Specifically, Nanotech shall provide services coordinating the process of exploiting and selling enhanced nanofibers and nanoparticles, EnVont shall source or manufacture macro, micro and/or nano fibers and particles and work with us to accomplish the separation of nanofibers from material used to break down spun fiber, and we will contribute services breaking down spun fiber into nanofiber with trade secret technology, packaging NanoAdmix (TM) for the cementitious industry, setting up manufacturing facilities as needed close to the source of spun fiber to manufacture with EnVont technology a finished material.

The Operating Agreement contains a variety of customary provisions ordinarily included in similar operating agreements, including those relating to issues surrounding the governance and management of Advanced, as well as certain financial and book- and record-keeping related matters. In accordance with the terms of the Operating Agreement, Steven Malone, our president and chief executive officer, together with Matthew R. Piazza, a representative and designee of Nanotech, are to serve as the general managers of Advanced. James S. Bond, another representative and designee of Nanotech, will be serving as the financial and tax matters manager. William Fitts, a representative and designee of EnVont, will be serving as the manager of technology. In general, the unanimous consent of the managers, or the members, as the case may be, is required for any and all material action to be taken by Advanced.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 20, 2016

FINDEX.COM, INC.

By:	/s/ Steven Malone
Steven Malone
President
Chief Executive Officer (Principal Executive Officer)